Mike Crapps President and CEO Joe Sawyer Senior Vice President and CFO Common Stock Offering Investor Presentation July 2012 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated July 17, 2012 Relating to Preliminary Prospectus dated July 13, 2012 Registration Statement No. 333-181437

CAUTIONARY STATEMENTS The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The offering will be made only by means of a prospectus. A copy of the prospectus relating to this offering, when available, may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863. This prospectus is available at: http://www.sec.gov/Archives/edgar/data/932781/000104746912007192/a2210200zs-1a.htm. First Community Corporation (“First Community”, “FCCO” or “Company”) may from time to time make written or oral statements, including statements contained in this presentation which may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of First Community to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses, (ii) continuation of the historically low short-term interest rate environment, (iii) the inability of First Community to continue to grow its loan portfolio at historical rates in Lexington, Newberry, Richland, and Kershaw counties of South Carolina (the “Midlands”), (iv) increased competition with other financial institutions, (v) greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Midlands, (vi) rapid fluctuations or unanticipated changes in interest rates, (vii) the expansion into any new market outside of the Midlands, (viii) a merger or acquisition, (ix) any activity in the capital markets that would cause First Community to conclude that there was impairment of any asset, (x) the impact of governmental restrictions on entities participating in the United States Treasury Department’s Capital Purchase Program, (xi) a regulatory decision preventing First Community from redeeming the preferred shares issued under the Capital Purchase Program, (xii) changes in state and Federal legislation, regulations or policies applicable to banks and other financial services providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy and (xiii) the risk factors discussed under the heading “Risk Factors” in the prospectus. Many of such factors are beyond First Community’s ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. First Community disclaims any obligation to update or revise any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). This presentation also includes non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles(“GAAP”). Such non-GAAP financial measures include: (1) tangible common equity, (2) tangible book value per share, (3) pre-tax pre-provision numbers, (4) return on average assets, and return on average common equity, each adjusted to exclude amortization of intangibles, other than temporary impairment (“OTTI”), realized gain (loss) on securities, and goodwill impairment, (5) the ratio of tangible common equity to tangible assets, and (6) core efficiency ratio. The most comparable GAAP measures to these measures are common equity, book value per share, net income, return on average assets, return on average equity, return on average common equity, the ratio of equity to total assets and the efficiency ratio, respectively. We use these non-GAAP financial measures because we believe they are useful for evaluating our financial condition, operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. We also believe these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial condition, financial results and credit trends, as well as comparison to financial results for prior periods and among our peer companies. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and other companies may calculate similar non-GAAP financial measures differently than we do, which limits their usefulness as comparative measures. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, please see the pages 27 - 28 of this presentation.

OFFERING TERMS Issuer First Community Corporation Type of Security Common Stock Base Transaction Size $12.5 million Overallotment Option 15% Share Price TBD Shares Issued TBD Pre-Offering Shares Outstanding 3,346,365 Primary Use of Proceeds Repayment of TARP funds, with any remainder used for general corporate purposes, potentially including support for organic and opportunistic acquisition-based growth Underwriter Raymond James & Associates, Inc.

INVESTMENT OPPORTUNITY 16-year old, $600 million institution headquartered in Lexington, SC in a region known as the “Midlands” Largest deposit market share of any community bank in its markets Positioned well for organic growth opportunities and acquisitions Markets benefit from economic diversity and stability; local real estate metrics are showing positive signs Strong and diverse core profitability, which was sustained through difficult economic cycles Core profitability in every year since 1996 – one year after inception Supported by solid non-margin, fee-based revenue generation – 1.1% of average assets vs. 0.6% for peers, driven by mortgage and investment advisory lines of business Customer-driven non-interest income was 30.0% of total revenue for YTD Q2 2012 Valuable core deposit gathering franchise in attractive markets 11 strategically well-positioned branches High brand recognition and customer loyalty Core deposit funded balance sheet – “Pure” (non-CD) deposits represent 65.0% of total deposits and have increased from 51.7% in 2009 Experienced executive management team with remarkable continuity and capable of successfully growing the Company Average 28 years in banking All have been with the Company since it was established and most worked together at a prior financial institution Executed organic growth supplemented by strategic acquisitions – two bank and two-non bank acquisitions Solid asset quality NPAs / Assets of 1.6% for Q2 2012 versus peers of 4.0% (Q1 2012) [Source: SNL Financial LC] Conservative credit culture Limited out-of-market lending and no loan participations Only 3.8% construction and raw land loans Approaching 2013 from a position of strength and ready to play offense Previous regulatory agreements lifted Potential markets identified for de novo branching Attractive market growth Opportunities to leverage existing fee-based businesses Potential M&A opportunities Cash dividend strategies

STRATEGIC FOCUS Be the provider of choice of financial solutions to local businesses and professionals in the Midlands market and optimize the long-term return to shareholders, while providing a safe and sound investment Target markets are communities and neighborhoods that have a local identity Accomplish objectives through three primary lines of business: Commercial Banking Residential Mortgage Banking Financial Planning and Investment Advisory Services Remain grounded in three core values: Quality and integrity in all endeavors Passionate focus on the customer experience Mutual respect for colleagues and their role in the success of the Company

 Bank subsidiary is First Community Bank (“Bank”) Footprint in the Midlands region of South Carolina Located along and at the intersection of three major interstates: I-26, I-20 and I-77 COMPANY PROFILE & BRANCH MAP Company Profile NASDAQ Ticker FCCO Headquarters Lexington, SC Established 1995 Market Cap(1) $26.4M Branches 11 Assets $598.0M Loans $329.3M Deposits $474.0M Midlands Market (1) Market cap as of July 13, 2012; financials as of June 30, 2012 Sources: SNL Financial LC; SmartDraw

COMMON STOCK PERFORMANCE One Year Stock Price Performance vs. Relevant Indices Note: Trading data as of July 13, 2012 Source: SNL Financial LC FCCO Trading Overview Stock Price $7.90 Tangible Book Value $11.14 Price / Tangible Book 71% Price / LTM EPS 8.5x 52-Week Average Daily Volume 2,374 Annual Dividend $0.16 Dividend Yield 2.03% 12-Month Total Return 19.5% Insider Ownership 11.3% Institutional Ownership 9.7% First Community (FCCO) 16.9% U.S. Bank $500M - $1B 10.4% S&P 500 3.0% NASDAQ Bank 2.9%

EXPERIENCED MANAGEMENT TEAM Years Years in with Name / Position Education Banking FCCO Prior Experience Michael C. Crapps (53) B.S., Economics, Clemson 32 18 Republic National Bank President & Chief Executive Officer M.B.A., USC Joseph G. Sawyer (61) B.A., Political Science, 28 17 NBSC; Ernst & Young & Sr. Vice President & Chief Financial Officer Citadel Predecessor Firm CPA David K. Proctor (55) B.S., Business 31 17 C&S; Republic National Sr. Vice President & Sr. Credit Officer Administration, Clemson Bank Robin D. Brown (44) B.S., Business 21 18 NBSC; Republic National Sr. Vice President , HR & Marketing Director Administration, USC Bank J. Ted Nissen (50) B.S., Business 27 17 Republic National Bank Sr. Vice President Administration, Presbyterian Chief Commercial & Retail Banking Officer Average: 28 17

ATTRACTIVE MARKETS First Community’s branches are located in the Midlands region, which accounts for approximately 20% of South Carolina’s total deposits and approximately 16% of its population The Midlands is positioned at the intersection of three major interstates, encompasses a diversified economic base and is one of the fastest growing and economically attractive regions in South Carolina Lexington County has an excellent public school system Nine of the Company’s 11 branches are located in the Columbia MSA, which is the government center and a major business hub in the state Home sales in the Columbia MSA are up by more than 19% through May 2012 compared to last year and prices have remained stable; in South Carolina, residential housing permits increased by 29% Population growth in the Columbia MSA continues to outpace that of South Carolina and the United States Note: Deposit information as of June 30, 2011 Sources: SNL Financial LC; U.S. Census Bureau; South Carolina Department of Commerce  Branch Deposit History Market Population Growth Projected Total Avg 3-Year Population Population Total Market Market Deposits / Deposit Change Change First Community's Markets Active Deposits Deposits Share Branch CAGR % of SC Total 2011 Since 2000 2011 - 2016 (Counties) Branches ($000) ($000) (%) ($000) (%) Deposits Population (%) (%) Lexington 6 $ 235,015 $ 3,242,446 7.25 $ 39,169 1.53 0.35 267,167 23.68 8.92 Newberry 2 134,553 407,054 33.06 67,277 1.34 0.20 37,728 4.49 2.05 Richland 2 78,550 9,435,957 0.83 39,275 7.99 0.12 389,474 21.45 7.10 Kershaw 1 24,737 554,178 4.46 24,737 2.66 0.04 62,295 18.33 6.08 Total 11 $ 472,855 $ 13,639,635 3.47 $ 42,987 2.50 0.70 756,664 20.98 7.41 Columbia MSA 9 0.83 20.09 778,046 20.23 7.17 South Carolina 0.66 100.00 4,682,632 16.72 6.02 United 4. NM 310,704, 10. 3.

ATTRACTIVE SIZE AND FRANCHISE

Largest Banks Headquartered in South Carolina

	Company Overview			Deposit Market Share – South Carolina Market			Deposit Market Share – Midlands Market		
Rank	Company	City	Total Assets ($000)	Branches	Deposits ($000)	Market Share (%)	Branches	Deposits ($000)	Market Share (%)
1	First Citizens Bancorp. Inc.	Columbia	8,329,725	171	6,176,963	9.10	28	1,320,831	9.68
2	SCBT Financial Corp.	Columbia	4,616,862	54	2,737,374	4.03	6	418,899	3.07
3	First Financial Holdings Inc.	Charleston	3,865,094	64	2,687,814	3.96	0	0	0.00
4	Palmetto Bancshares Inc.	Greenville	1,212,025	29	1,076,345	1.59	0	0	0.00
5	CNB Corp.	Conway	913,877	15	737,775	1.09	0	0	0.00
6	Carolina Financial Corp.	Charleston	858,723	10	658,781	0.97	0	0	0.00
7	Security Federal Corp.	Aiken	923,027	12	658,354	0.97	3	85,244	0.62
8	Southern First Bancshares Inc.	Greenville	756,631	6	557,894	0.82	2	139,074	1.02
9	Arthur Financial Corp.	Union	626,557	20	531,857	0.78	4	59,400	0.44
10	HCSB Financial Corp.	Loris	574,241	11	517,598	0.76	0	0	0.00
11	First Palmetto Financial Corp.	Camden	634,423	21	515,942	0.76	8	282,532	2.07
12	**First Community Corp.**	**Lexington**	**605,383**	**11**	**472,855**	**0.70**	**11**	**472,855**	**3.47**
13	Community First Bancorp.	Seneca	502,414	8	448,859	0.66	0	0	0.00
14	Tidelands Bancshares Inc.	Mount Pleasant	534,058	7	447,193	0.66	0	0	0.00
15	Travelers Rest Bancshares Inc.	Travelers Rest	497,061	9	440,194	0.65	0	0	0.00

- **FCCO ranks among the largest banks headquartered in South Carolina based on asset size**
- **The Company ranks #1 among community banks with a presence in the Midlands based on deposit market share**

Midlands Deposit Market Share



30
25
20
15
10
5
0
(%)
#1 Among Community Banks
Bank of America Corp.
Wells Fargo & Co.
BB&T Corp.
First Citizens Bancorp. Inc.
Synovus Financial Corp.
Toronto-Dominion Bank
First Community Corp.
SCBT Financial Corp.
Regions Financial Corp.
First Palmetto Financial Corp.

Note: Deposit information as of June 30, 2011
Source: SNL Financial LC

10

IMPROVING UNEMPLOYMENT IN CORE MARKETS Lexington County has the lowest unemployment rate in South Carolina There are several large employers in the Company’s markets 26 companies headquartered in the Midlands currently have over 500 employees Unemployment Trend Note: Unemployment data as of May, 2012 Sources: SNL Financial LC; Bureau of Labor Statistics Lexington County 7.3% U.S.A 8.2% Columbia MSA 8.4% South Carolina 9.3%

Expected Job Growth Company Industry Estimated New Jobs Amazon Internet Retail 2,000 Continental Tire Manufacturing 1,500 AQT Solar Manufacturing 1,000 WNS Global Services Finance and Insurance 750 Nephron Health Care 707 Verizon Communications Information 500 AFLAC Finance and Insurance 450 Michelin Manufacturing 270 MAJOR EMPLOYERS Source: U.S. Census Bureau; Centralsc.org Largest Employers Company Industry Employees State of South Carolina Government 24,525 Palmetto Health Health Care 9,300 Blue Cross Blue Shield of SC Finance and Insurance 8,862 Shaw Air Force Base Military 6,732 Lexington Medical Center Health Care 5,600 University of South Carolina State University 5,546 Fort Jackson Military 3,800 Scana Corporation Utilities 3,477 Kraft Foods Manufacturing 2,800 Providence Hospitals Health Care 2,265 Pilgrim’s Pride Meat Processing 2,200 Husqvarna Manufacturing 2,000 Michelin Manufacturing 1,960

KEY FINANCIAL METRICS

First Community Corporation

($000), except where otherwise noted and per share amounts

First Community Corporation					
	At or for the Year Ended December 31,				At or for the Six Months Ended June 30,
Financial Highlights	2008	2009	2010	2011	2012
Total Loans	$ 332,964	$ 344,187	$ 329,954	$ 328,036	$ 329,269
Total Assets	650,233	605,827	599,023	593,887	598,014
Total Deposits	423,798	449,576	455,344	464,585	474,019
Total Equity	68,156	41,440	41,797	47,896	49,296
Tangible Common Equity	27,422	28,999	29,881	35,823	37,271
Net Income Available to Common Equity	(6,864)	(25,887)	1,190	2,654	1,390
Pre-tax, Pre-provision Net Revenue	6,097	(21,620)	5,109	5,945	3,146
Diluted EPS	$ (2.13)	$ (7.96)	$ 0.36	$ 0.80	$ 0.42
Diluted EPS, Adjusted(1)	0.90	0.60	0.63	0.85	0.48
Tangible Book Value Per Share	8.50	8.92	9.14	10.83	11.14
Dividends on Common Per Share (%)	0.32	0.24	0.16	0.16	0.08
Profitability Ratios					
ROAA (%)	(1.10)	(3.90)	0.30	0.55	0.58
ROAA, Adjusted(1) (%)	0.48	0.40	0.45	0.58	0.65
ROACE (%)	(11.25)	(54.92)	3.75	7.94	7.46
ROACE, Adjusted(1) (%)	4.76	4.16	6.53	8.41	8.60
Non-interest Income / Avg Assets (%)	0.72	0.70	0.75	1.02	1.12
Net Interest Margin (FTE) (%)	3.16	3.10	3.26	3.33	3.33
Efficiency Ratio (FTE) (%)	69.10	68.86	69.87	68.50	71.31
Capital Ratios(2)					
Leverage Ratio (%)	8.28	8.41	8.79	9.40	9.94
Total Risk Based Capital Ratio (%)	13.73	13.56	14.99	17.25	18.59
Tang. Comm. Equity / Tang. Assets (%)	4.42	4.80	5.00	6.04	6.24

- **Executed a flat balance sheet strategy through the crisis**
  - **Has allowed Company to generate solid profits and increase tangible common equity**
- **Only two years of net loss in recent history, resulting from extraordinary expenses—in 2008 due to a loss on FHLMC preferred stock and in 2009 due to the impairment of goodwill**
- **Continued to increase core profitability, emerging from the economic downturn**
- **Strong regulatory capital ratios and the proposed common stock offering is expected to increase the tangible common equity ratio above 8.00%**

(1) Excludes goodwill impairment, amortization of intangibles, OTTI write-down and realized gain (loss) on securities
(2) Holding company level
Note: ROAA and ROAA, Adjusted were calculated using net income; ROAA reported in FCCO's Q2 2012 press release was calculated using net income available to common;
Sources: SNL Financial LC; Company reports

13

(1) Excludes the impact of goodwill impairment, amortization of intangibles, OTTI write-down and realized gain (loss) on sale of securities (2) YTD financials for the Company are for the six months ended June 30, 2012; YTD financials for the peer group are for the three months ended March 31, 2012 Note 1: Peer group includes all publicly traded banking institutions (excluding MHCs) headquartered in South Carolina with total assets between $250 million and $1 billion as of March 31, 2012 ticker symbols for this peer group are: BKSC, CBCO, CFOK, CNBW, FSRL, GRBS, HCFB, PCBS, SFLD, SFST, SOCB and TDBK Note 2: Adjusted ROAA for FCCO was calculated using net income; ROAA reported in FCCO’s Q2 2012 press release was calculated using net income available to common Source: SNL Financial LC FAVORABLE PROFITABILITY TRENDS Adjusted ROAA(1) Adjusted ROACE(1) Net Interest Margin (FTE) Non-interest Income / Average Assets

Since 2008, First Community has grown customer non-interest income by 11.4% per year on average The Company targets 30% of its total revenue from customer non-interest income sources EAH Financial Group and Pooled Resources, LLC were acquired in 2008 to form First Community Financial Consultants Lines of business include fee-based financial planning, investments, 401(k), annuities, life insurance Assets under management at June 30, 2012 were $96.5 million The Company acquired Palmetto South Mortgage Corporation in July of 2011 ($000) Customer Non-interest Income Components 2008 - 2012 YTD 2008 FY 2009 FY 2010 FY 2011 FY 2011 YTD 2012 YTD CAGR Deposit Service Charges 2,682 $ 2,312 $ 1,875 $ 1,810 $ 936 $ 769 (14.69%) ATM / Debit Card 634 665 840 1,060 528 561 17.71% Investment Advisory / Financial Planning 334 495 501 767 313 304 18.67% Mortgage Fees 579 753 1,034 1,973 454 1,600 62.98% Other 832 992 873 906 446 455 2.59% Total Customer Non-interest Income $ 5,061 $ 5,217 $ 5,123 $ 6,516 $ 2,677 $ 3,689 11.37% % of Total Revenue NM 22.8 23.3 26.5 22.9 30.0 Both lines of business can be leveraged for growth FOCUS ON NON-INTEREST INCOME Note: YTD financials as of June 30 Source: Company reports

OPPORTUNITIES TO REDUCE EXPENSES

First Community Corporation

($000)

Non-interest Expense Composition

	2008 FY	(%)	2009 FY	(%)	2010 FY	(%)	2011 FY	(%)	2011 YTD	(%)	2012 YTD	(%)
Salaries and Benefits	$ 7,964	51.3	$ 8,262	18.6	$ 8,942	50.6	$ 9,520	51.7	$ 4,509	49.3	$ 5,305	55.7
Occupancy	1,155	7.4	1,198	2.7	1,229	6.9	1,289	7.0	617	6.7	680	7.1
Equipment	1,289	8.3	1,249	2.8	1,162	6.6	1,147	6.2	571	6.2	570	6.0
Marketing and Public Relations	563	3.6	343	0.8	402	2.3	452	2.5	297	3.2	294	3.1
FDIC Assessment	267	1.7	1,105	2.5	1,003	5.7	889	4.8	505	5.5	380	4.0
OREO Expense	78	0.5	201	0.5	823	4.7	840	4.6	504	5.5	386	4.1
Amortization of Intangibles	507	3.3	621	1.4	621	3.5	517	2.8	310	3.4	102	1.1
Impairment of Goodwill	0	0.0	27,761	62.6	0	0.0	0	0.0	0	0.0	0	0.0
Other	3,716	23.9	3,601	8.1	3,502	19.8	3,747	20.4	1,837	20.1	1,803	18.9
Total Non-interest Expense	**$ 15,539**	**100.0**	**$ 44,341**	**100.0**	**$ 17,684**	**100.0**	**$ 18,401**	**100.0**	**$ 9,150**	**100.0**	**$ 9,520**	**100.0**
Efficiency Ratio (FTE)	**69.10%**		**68.86%**		**69.87%**		**68.50%**		**69.76%**		**71.31%**	

- **First Community's incremental expense relating to the previous regulatory agreements was approximately $450,000 per year (including elevated OCC assessment expense, FDIC insurance cost, third-party quarterly OTTI test, additional appraisals, etc.)**
- **The Company has other initiatives underway that should help improve operating efficiency:**
  - Renegotiation of debit card servicing contract
  - Increased utilization of e-statements and notices
  - Outsourcing of statement rendering
- **Normalized OREO expenses as asset quality improves may result in significant savings**
- **First Community has the infrastructure in place to build a larger company without incurring significant incremental expenses**

Note: YTD financials as of June 30
Source: SNL Financial LC

16

“Pure” deposit growth – 32.4% since December 31, 2009 Reduction in CDs and FHLB Borrowings No brokered CDs $116.0 million in CDs (weighted average rate of 1.24%) mature by June 30, 2013; after-tax earnings impact of approximately $370,000 (annualized) if those CDs reprice at 0.75% INCREASING PROFITABILITY – FUNDING TRENDS Focus on Decreasing Cost of Funding Funding Mix Source: Company reports ($000) First Community Funding Comparison 12/31/2009 6/30/2012 (%) Change Non-interest Bearing DDA $ 72,656 $ 90,558 16.7% 24.6% Interest-Bearing 159,883 217,371 40.0% 36.0% Total "Pure" Deposits 232,539 307,929 56.7% 32.4% Retail CDs 126,955 100,209 18.4% -21.1% Jumbo CDs 90,082 65,881 12.1% -26.9% Total Deposits $ 449,576 $ 474,019 87.3% 5.4% Cost of Deposits 1.99% 0.74% 125 bps Repo Securities 20,676 12,817 2.4% -38.0% FHLB Advances 73,326 38,496 7.1% -47.5% Trust Preferred 15,464 15,464 2.8% 0.0% Subordinated Debt 0 2,452 0.5% NM Total Funding $ 559,042 $ 543,248 100.0% -2.8% Cost of Funds 2.26% 1.14% 112 bps

In-market lending focus No participations purchased No mountain or coastal lending Limited construction and raw land exposure Strict lending authorization LOAN PORTFOLIO COMPOSITION Source: Company reports Guiding Principles Mortgage – Commercial Non-owner Occupied ($000) 6/30/2012 (%) Mortgage - Commercial Non-owner Occupied $ 97,451 30.0% Mortgage - Commercial Owner Occupied 78,454 24.1% Mortgage - Residential 36,596 11.3% Mortgage - Multi-Family 9,377 2.9% Construction - Commercial 9,148 2.8% Construction - Residential 3,154 1.0% Consumer - Home Equity 26,945 8.3% Conmercial: Financial & Agricultural RE 19,742 6.1% Consumer - Other 44,046 13.6% Gross Loans & Leases $ 324,913 100.0%

NONPERFORMING ASSETS Source: Company reports Nonperforming assets have been declining since their peak in 2010 Classified Assets Ratio was 32.75% as of June 30, 2012 NPA Composition and Trend ($000) (%) of (%) of 6/30/2012 NPAs Assets Nonaccrual Loans $ 4,640 34.0% 0.8% Other Real Estate Owned 4,909 36.0% 0.8% Loans 90+ Days Past Due - 0.0% 0.0% Total NPAs $ 9,549 70.1% 1.6% Accruing Restructured Loans 4,081 29.9% 0.7% Total NPAs and Accruing Restructured Loans $ 13,630 100.0% 2.3%

SOLID ASSET QUALITY (1) NPAs include nonaccrual loans, OREO and loans 90+ days past due (2) NPLs include nonaccrual loans and loans 90+ days past due (3) YTD financials for the Company are at or for the six months ended June 30, 2012; YTD financials for the peer group are at or for the three months ended March 31, 2012 Note: Peer group includes all publicly traded banking institutions (excluding MHCs) headquartered in South Carolina with total assets between $250 million and $1 billion as of March 31, 2012 ticker symbols for this peer group are: BKSC, CBCO, CFOK, CNBW, FSRL, GRBS, HCFB, PCBS, SFLD, SFST, SOCB and TDBK Source: SNL Financial LC NPAs / Assets(1) Reserves / NPAs(1) NCOs / Average Loans NPLs / Loans(2)

INVESTMENT PORTFOLIO COMPOSITION First Community’s investment portfolio represents a significant portion of the Company’s assets The 2008 leverage strategy is completely unwound and has no material impact on the current investment portfolio Only $1.7 million of below investment grade securities remain and the balance of the investment portfolio is considered “plain vanilla” Source: Company reports ($000) 6/30/2012 (%) Cash & Bals Due Dep Inst $ 28,291 12.3% Fed Funds & Reverse Repos 259 0.1% SBA Pools 45,846 19.9% GSE Securities 1,529 0.7% Municipal Obligations Securities 28,462 12.4% Mortgage Backed Securities 118,300 51.4% Other Securities 7,245 3.2% Total Cash & Equivalents $ 229,932 100.0%

SOLID CAPITAL POSITION Holding Company Level Capital Trends Holding Company Capital Levels with Capital Raise and TARP Redemption(1) (1) Assumes TARP redemption at par (excluding the exercise or redemption of warrants) and transaction expenses of 6.0% for the common stock offering Source: SNL Financial LC The successful execution of the Company’s strategy to manage to a flat balance sheet through the crisis, combined with solid earnings, has resulted in strong accretion of capital The proposed common stock offering will have little impact on regulatory capital ratios, assuming the repurchase of TARP, but will improve the TCE / TA ratio to over 8.00% on a pro-forma basis

STRATEGIC GROWTH OPPORTUNITIES First Community is uniquely positioned to take advantage of potential strategic growth opportunities First Community is one of only four banks in South Carolina with: Size – total assets > $500 million Capital – pro forma tangible common equity ratio > 7.00% Performance – NPA / Assets < 2.00% No regulatory actions Potential M&A Opportunities in South Carolina: 34 banks with total assets < $200 million 26 banks with a Texas Ratio > 50% (most are First Community’s size or smaller) 13 banks with TARP – nine have missed at least one dividend payment and five of those have missed six or more dividend payments Add talented bankers and acquire branches De novo branching – potential markets identified First Community Branches (11) Potential M&A Opportunities Note: Potential M&A opportunities include South Carolina banks with total assets of $200M or less and or a Texas Ratio of 50% or greater as of March 31, 2012 Source: SNL Financial LC

INVESTMENT OPPORTUNITY 16-year old, $600 million institution headquartered in Lexington, SC in a region known as the “Midlands” Strong and diverse core profitability, which was sustained through difficult economic cycles Valuable core deposit gathering franchise in attractive markets Experienced executive management team with remarkable continuity and capable of successfully growing the Company Solid asset quality Approaching 2013 from a position of strength and ready to play offense

APPENDIX: BALANCE SHEET & EARNINGS

($000)

Balance Sheet										
Assets		2008 FYE		2009 FYE		2010 FYE		2011 FYE		6/30/12
Cash & Securities	$	247,442	$	216,688	$	223,990	$	224,422	$	229,932
Net Loans		328,383		339,333		325,043		323,337		324,527
Other Real Estate Owned		747		3,167		6,904		7,351		4,909
Goodwill		27,761		-		-		571		571
Core Deposit Intangible		2,123		1,502		881		365		263
Other Assets		43,777		45,137		42,205		37,841		37,812
Total Assets	$	**650,233**	$	**605,827**	$	**599,023**	$	**593,887**	$	**598,014**
Liabilities & Equity										
Deposits	$	423,798	$	449,576	$	455,344	$	464,585	$	474,019
Borrowings		136,839		94,166		80,900		60,127		53,765
Trust Preferred Securities		15,464		15,464		15,464		15,464		15,464
Other Liabilities		5,976		5,181		5,518		5,815		5,470
Total Liabilities	$	582,077	$	564,387	$	557,226	$	545,991	$	548,718
Preferred Equity		10,850		10,939		11,035		11,137		11,191
Common Equity		57,306		30,501		30,762		36,759		38,105
Total Equity	$	68,156	$	41,440	$	41,797	$	47,896	$	49,296
Total Liabilities & Equity	$	**650,233**	$	**605,827**	$	**599,023**	$	**593,887**	$	**598,014**

Income Statement										
		2008 FY		2009 FY		2010 FY		2011 FY		6/30/2012 YTD
Net Interest Income	$	17,198	$	17,877	$	18,137	$	18,317	$	8,960
Loan Loss Provision		2,129		3,103		1,878		1,420		301
Non-Interest Income		4,438		4,544		4,542		6,162		3,545
Non-Interest Expense		14,950		15,438		15,901		16,783		9,032
Goodwill Impairment & Amortization of Intangible Assets		507		28,382		621		517		102
Gain (Loss) on Sale of Securities		(14,522)		488		(733)		278		(227)
OREO Expense		(82)		(221)		(1,127)		(1,256)		(386)
Nonrecurring Expenses		0		300		0		0		0
Net Income Before Taxes		(10,554)		(24,535)		2,419		4,781		2,457
Taxes		(3,761)		696		565		1,457		730
Net Income	$	**(6,793)**	$	**(25,231)**	$	**1,854**	$	**3,324**	$	**1,727**
Preferred Stock Dividends		71		656		664		670		337
Net Income Available to Common	$	**(6,864)**	$	**(25,887)**	$	**1,190**	$	**2,654**	$	**1,390**

Source: SNL Financial LC

25

APPENDIX: BANK ACQUISITIONS Announced December, 2005 DeKalb Bankshares, Inc., holding company of The Bank of Camden, had assets of $45 million Served as First Community’s entry into Kershaw county, where it became a top 10 bank with over a 5% deposit market share Announced in April, 2004 DutchFork Bancshares, Inc., holding company of Newberry Federal Savings Bank, had assets of $226 million Transformational transaction that more than doubled the size of First Community First Community became the #1 bank in Newberry County based on deposit market share with over 1 / 3rd of the market’s deposits

APPENDIX: NON-GAAP RECONCILIATION Source: SNL Financial LC ($000) Balance Sheet Assets 2008 FYE 2009 FYE 2010 FYE 2011 FYE 6/30/12 Cash & Securities $ 247,442 $ 216,688 $ 223,990 $ 224,422 $ 229,932 Net Loans 328,383 339,333 325,043 323,337 324,527 Other Real Estate Owned 747 3,167 6,904 7,351 4,909 Goodwill 27,761 - - 571 571 Core Deposit Intangible 2,123 1,502 881 365 263 Other Assets 43,777 45,137 42,205 37,841 37,812 Total Assets $ 650,233 $ 605,827 $ 599,023 $ 593,887 $ 598,014 Liabilities & Equity Deposits $ 423,798 $ 449,576 $ 455,344 $ 464,585 $ 474,019 Borrowings 136,839 94,166 80,900 60,127 53,765 Trust Preferred Securities 15,464 15,464 15,464 15,464 15,464 Other Liabilities 5,976 5,181 5,518 5,815 5,470 Total Liabilities $ 582,077 $ 564,387 $ 557,226 $ 545,991 $ 548,718 Preferred Equity 10,850 10,939 11,035 11,137 11,191 Common Equity 57,306 30,501 30,762 36,759 38,105 Total Equity $ 68,156 $ 41,440 $ 41,797 $ 47,896 $ 49,296 Total Liabilities & Equity $ 650,233 $ 605,827 $ 599,023 $ 593,887 $ 598,014 Income Statement 2008 FY 2009 FY 2010 FY 2011 FY 6/30/2012 YTD Net Interest Income $ 17,198 $ 17,877 $ 18,137 $ 18,317 $ 8,960 Loan Loss Provision 2,129 3,103 1,878 1,420 301 Non-Interest Income 4,438 4,544 4,542 6,162 3,545 Non-Interest Expense 14,950 15,438 15,901 16,783 9,032 Goodwill Impairment & Amortization of Intangible Assets 507 28,382 621 517 102 Gain (Loss) on Sale of Securities (14,522) 488 (733) 278 (227) OREO Expense (82) (221) (1,127) (1,256) (386) Nonrecurring Expenses 0 300 0 0 0 Net Income Before Taxes (10,554) (24,535) 2,419 4,781 2,457 Taxes (3,761) 696 565 1,457 730 Net Income $ (6,793) $ (25,231) $ 1,854 $ 3,324 $ 1,727 Preferred Stock Dividends 71 656 664 670 337 Net Income Available to Common $ (6,864) $ (25,887) $ 1,190 $ 2,654 $ 1,390

APPENDIX: NON-GAAP RECONCILIATION Source: SNL Financial LC ($000), except where otherwise noted and per share amounts Non-GAAP Reconciliation 2008 FYE 2009 FYE 2010 FYE 2011 FYE 6/30/2012 Total Equity $ 68,156 $ 41,440 $ 41,797 $ 47,896 $ 49,296 Less: Preferred Equity 10,850 10,939 11,035 11,137 11,191 Common Equity (Book Value) 57,306 30,501 30,762 36,759 38,105 Less: Intangible Assets 29,884 1,502 881 936 834 Tangible Common Equity (Tangible Book Value) $ 27,422 $ 28,999 $ 29,881 $ 35,823 $ 37,271 Total Assets $ 650,233 $ 605,827 $ 599,023 $ 593,887 $ 598,014 Less: Intangible Assets 29,884 1,502 881 936 834 Tangible Assets $ 620,349 $ 604,325 $ 598,142 $ 592,951 $ 597,180 Total Equity / Total Assets (%) 10.48 6.84 6.98 8.06 8.24 Effect of Intangible Assets (%) (4.31) (0.23) (0.14) (0.15) (0.13) Effect of Preferred Equity (%) (1.75) (1.81) (1.84) (1.88) (1.87) Tangible Common Equity / Tangible Assets 4.42 4.80 5.00 6.04 6.24 Common Shares Outstanding 3,227,039 3,252,358 3,270,135 3,307,531 3,346,365 Book Value Per Share ($) 17.76 9.38 9.41 11.11 11.39 Effect of Intangible Assets (9.26) (0.46) (0.27) (0.28) (0.25) Tangible Book Value Per Share 8.50 8.92 9.14 10.83 11.14

Come See the Difference